EXHIBIT 99.1

CONSENT OF DUFF & PHELPS, LLC

We hereby consent to the references to our name, valuation methodologies, assumptions, and value conclusions of our report, dated June 29, 2020, prepared by us with respect to the valuation of the portfolio of 23 wholly-owned properties and four investments in joint ventures owned by Strategic Storage Trust IV, Inc. (the “Company”), which report is contained in the Company’s Current Report on Form 8-K filed on June 30, 2020 and is incorporated by reference in the Company’s Registration Statement on Form S-3 and related prospectus to be filed on or about July 30, 2020.

In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

July 30, 2020	/s/ Duff & Phelps, LLC
Duff & Phelps, LLC